Exhibit 10.104

Stock Option Number:

CLEAN ENERGY FUELS CORP.
2006 EQUITY INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT

You have been granted an option to purchase Common Stock, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Name of Optionee:

Total Number of Shares Granted (“Optioned Stock”):

Type of Option:	☒ Nonstatutory Stock Option
☐ Incentive Stock Option

Exercise Price per Share:	$

Grant Date:

Vesting Commencement Date:

Vesting Completion Date:

Vesting Schedule:

This Option may be exercised with respect to the first 34% of the Optioned Stock as of                           . This Option may be exercised with respect to an additional 33% of the Optioned Stock when the Optionee completes each 12 months of continuous Service thereafter until fully vested.

Notwithstanding the foregoing, immediately prior to, and contingent upon, the occurrence of a Change in Control prior to the Vesting Completion Date, this Option may be exercised with respect to 100% of the portion of the Optioned Stock that is not Assumed or Replaced; provided, that a Termination of Service had not occurred prior to such Change in Control.

Notwithstanding the foregoing, in the event of a Change in Control prior to the Vesting Completion Date, for the portion of the Optioned Stock that is Assumed or Replaced, such Optioned Stock shall become fully vested immediately upon the first to occur of (i) the Awardee ceasing to be a Service Provider as a result of the Awardee’s Termination of Service by the successor company, the Company or any Affiliate without Cause within twelve (12) months after the Change in Control and (ii) the Awardee terminating his or her service to the successor company, the Company or any Affiliate as a Service Provider for Good Reason within twelve (12) months after the Change in Control.

“Assumed” means that pursuant to a Change in Control either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its parent entity in connection with the Change in Control with appropriate adjustments to the number and type of securities of the successor entity or its parent entity subject to the Award which at least preserves the compensation element of the Award existing at the time of the Change in Control as determined in accordance with the instruments evidencing the agreement to assume the Award.

“Cause” means, with respect to the Awardee’s Termination of Service by the Company or an Affiliate, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Awardee and the Company or such Affiliate, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Awardee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or an Affiliate; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or an Affiliate; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Change in Control, such definition of “Cause” shall not apply until a Change in Control actually occurs.

“Good Reason” means, with respect to the Awardee’s termination of his or her service as a Service Provider, that such termination is for “Good Reason” as such term (or words of like import) is used in a then-effective written agreement between the Awardee and the Company, the successor entity or the partent entity of either of them, or in the absence of such then-effective written agreement and definition, is based on a material dimunition of either the Awardee’s duties or base annual salary.

“Replaced” means that pursuant to a Change in Control the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or the parent entity of either of them which preserves the compensation element of such Award existing at the time of the Change in Control and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award.  The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

Termination Period:

This Option may be exercised for three months after the Optionee’s Termination Date, except that if the Optionee’s Termination of Service is for cause, this Option shall terminate on the Termination Date. Upon the death or Disability of the Optionee, this Option may be exercised for 12 months after the Optionee’s Termination Date. Special termination periods are set forth in the Option Agreement. In no event may this Option be exercised later than the Term of Award/Expiration Date provided below.

Term of Award/Expiration Date:	.

Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Clean Energy Fuels Corp. 2006 Equity Incentive Plan (the “Plan”).

By the Optionee’s signature and the signature of the Company’s representative below, the Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and the Option Agreement, both of which are attached to and made a part of this document.  The Optionee has reviewed the Option Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel before executing this Notice of Stock Option Grant and fully understands all provisions of the Option Agreement and the Plan.  The Optionee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Option Agreement and the Plan.

The Optionee further agrees that the Company may deliver all documents relating to the Plan or this Option (including prospectuses required by the Securities and Exchange Commission), and all other documents that the Company is required to deliver to its security holders or the Optionee (including annual reports, proxy statements and financial statements), either by e-mail or by e-mail notice of a Web site location where those documents have been posted.  The Optionee may at any time (i) revoke this consent to e-mail delivery of those documents; (ii) update the e-mail address for delivery of those documents; (iii) obtain at no charge a paper copy of those documents, in each case by writing the Company at 4675 MacArthur Court, Suite 800, Newport Beach, CA, 92660.  The Optionee may request an electronic copy of any documents relating to the Plan or this Option by requesting a copy from the Company’s Corporate Secretary.  The Optionee understands that an e-mail account and appropriate hardware and software, including a computer or compatible cell phone and an Internet connection, will be required to access documents delivered by e-mail.

OPTIONEE:	CLEAN ENERGY FUELS CORP.:

Signature	Signature

Print Name	Printed Name

Residence Street Address	Title

Residence City, State, Zip